EXHIBIT 11

                 SPARTECH CORPORATION AND SUBSIDIARIES
            STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                 (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                 QUARTER ENDED      SIX MONTHS ENDED
                                  MAY 5,   APRIL 29,        MAY 5, AP
RIL 29,
                                 2001      2000      2001      2000
                               --------   -------  --------  --------

NET EARNINGS
  Basic net earnings           $  10,123  $ 13,781  $ 18,678  $ 24,948
  Add:  Distributions on
   Preferred Securities,
   net of tax                      1,584     1,329     2,086     1,817
                               ---------  --------   -------   -------

  Diluted net earnings            11,707    15,110    20,764    26,765
                               =========  ========   =======   =======

WEIGHTED AVERAGE SHARES
 OUTSTANDING
  Basic weighted average common
   shares outstanding             26,652    27,350    26,663    27,324
  Add:  Shares issuable from
   assumed conversion of
   Preferred Stock                 4,578     3,964     3,107     2,784
  Add:  Shares issuable from
   assumed exercise of options       363     1,000       345     1,049
                                --------  --------  --------  --------

  Diluted weighted average
   shares outstanding             31,592    32,314    30,116    31,157
                                ========  ========  ========  ========

NET EARNINGS PER SHARE

  Basic                         $    .38  $    .50  $    .70  $    .91
                                ========  ========  ========  ========
  Diluted                       $    .37  $    .47  $    .69  $    .86
                                ========  ========  ========  ========